Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of October 3, 2007, between Aon Corporation, a Delaware corporation (the “Company”), and Christa Davies (the “Executive”).

WHEREAS, the Company seeks to employ the Executive as its Executive Vice President, Global Finance & Chief Financial Officer; and

WHEREAS, the Executive desires to serve and to be employed upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.             Employment.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed upon the terms and subject to the conditions contained in this Agreement.  The term of employment of the Executive pursuant to this Agreement (the “Employment Period”) shall commence effective November 12, 2007 (the “Effective Date”) and shall end on November 11, 2012, unless earlier terminated pursuant to Section 4 hereof.

2.             Positions; Duties and Responsibilities; Outside Activities.  (a)  Positions.  Beginning on the first day, and extending through the remainder, of the Employment Period, the Company shall employ the Executive as its Executive Vice President, Global Finance.  Beginning on March 1, 2008, and extending through the remainder of the Employment Period, the Executive shall also serve as the Company’s principal financial officer and hold the additional title of “Chief Financial Officer.”

(b)  Duties and Responsibilities.  During the Employment Period, the Executive shall perform such executive duties (not inconsistent with the position of Executive Vice President, Global Finance) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the CEO.  Effective March 1, 2008, as the Company’s principal financial officer, the Executive shall have the operating authority and responsibility for the Company’s financial reporting operations.  The Executive shall report to the CEO and will be a member of the most senior leadership team of the Company.  The Executive shall perform faithfully and loyally and to the best of her abilities the duties assigned to her hereunder and shall devote her full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use her best efforts to promote the interests of the Company and its subsidiaries.  The Executive may engage in charitable, civic or community activities and, with the prior approval of the Company’s Chief Executive Officer (the “CEO”), may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with her duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7, or 8 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the CEO, is adequate under the circumstances.

3.             Compensation.  (a)  Base Salary.  During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $750,000 per annum (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy.  Such Base Salary shall be reviewed annually on the Company’s regular executive salary review schedule, and shall be subject to increase (but not decrease) at the discretion of the CEO and the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which increased amount shall be thereafter the Executive’s “Base Salary” for all purposes hereunder.

(b)  Annual Bonus.  For the 2008 calendar year and any later year within the Employment Period, the Executive shall be eligible for a target annual incentive bonus of 150% of the Executive’s Base Salary as in effect at the end of the calendar year determined pursuant to the terms of the senior management incentive plan as in effect from time to time; provided, however, that the minimum bonus Executive shall receive for performance during calendar year 2008 (payable in early 2009) shall be $1,000,000 and shall be paid to Executive fully in cash.  To the extent the Executive’s bonus for such year exceeds $1,000,000, the excess shall be provided to the Executive in the form of restricted stock units until the aggregate value of such units is 35% of the aggregate value of the bonus in excess of $1,000,000, and after such ratio is achieved any further excess shall be paid 65% in cash and 35% in restricted stock units.  The restricted stock units awarded pursuant to this Section 3(b) shall be subject to the terms and conditions set forth in the Company’s Incentive Stock Program, as in effect at the date of grant.  The Executive’s annual bonus for subsequent calendar years within the Employment Period shall be paid in accordance with the Company’s Incentive Stock Program, as amended from time to time.

(c)  Stock Award.  There shall be granted to the Executive as of the Effective Date a restricted stock unit award of 85,000 shares of common stock of the Company.  The restricted stock units shall be subject to terms and conditions generally applicable to restricted stock units granted under the Aon Stock Incentive Plan; provided, however, that such restricted stock units shall vest in installments of 33% on each of the third and fourth anniversaries of the Effective Date and in a final installment of 34% on the fifth anniversary of the Effective Date.  In the event of termination of the Executive’s employment by the Company without Cause pursuant to Section 4(d) hereof or by the Executive for Good Reason pursuant to Section 4(f) hereof, such award shall immediately fully vest and be immediately payable to the Executive.

(d)  Stock Option.  There shall be granted to the Executive as of the Effective Date a non-qualified option to purchase 100,000 shares of the common stock of the Company.  The non-qualified stock option shall be subject to the terms and conditions generally applicable to stock options granted under the Aon Stock Incentive Plan; provided, however, that such option shall have an exercise price equal to the fair market value of Company common stock on the date of grant, a ten-year term and shall vest 33% on the second anniversary of the Effective Date and 33% and 34%, respectively, on the third and fourth anniversaries of the Effective Date.  In the event of termination of the Executive’s employment by the Company without Cause pursuant to Section 4(d) hereof or by the Executive for Good Reason pursuant to Section 4(f) hereof, such option shall immediately fully vest and be exercisable.

(e)  Award Pursuant to Leadership Performance Program.  Subject to the Compensation Committee’s approval, the Executive shall be eligible to participate in the Company’s Leadership Performance Plan, a sub-plan of the Aon Stock Incentive Plan, for the performance cycle beginning January 1, 2008 and ending December 31, 2010 at a target participation level of not less than $2,000,000.  The award will be governed by the terms and conditions of such program.  The Executive will be eligible to receive awards under the program or successor program(s) for future performance periods in accordance with the terms and conditions generally applicable to similarly-situated senior executives.

(f)  Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”). The Executive also shall be entitled to paid time off for vacation and illness in accordance with the Company’s usual policies and procedures for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

(g)  Expense Reimbursement.  During the Employment Period the Company shall reimburse the Executive in accordance with the Company’s policies and procedures, for all proper expenses incurred by her in the performance of her duties hereunder.

(h)  Hiring Bonus.  As soon as practicable after the Effective Date, the Company will pay to the Executive a lump sum hiring bonus of $1,000,000, less authorized deductions.  If the Executive’s voluntarily terminates her employment with the Company pursuant to Section 4(e) hereof prior to the third anniversary of the Effective Date, the Employee agrees and acknowledges that she will repay promptly to the Company a pro-rata portion of such hiring bonus, and the portion to be repaid will be calculated according to the following formula:  (number of months remaining before the third anniversary of the Effective Date divided by 36) x $1,000,000.

(i)  Relocation Benefits.  The Company will provide relocation benefits and pay for the Executive’s relocation expenses in accordance with its executive relocation program, including home sale assistance.

(j)  Severance Agreement.  Subject to approval by the board of directors of Aon Corporation at its next regularly scheduled meeting after the Effective Date, the Company and the Executive shall enter into a “Tier 1” Severance Agreement, substantially in the form set forth as Exhibit 10(z) to the Company’s Form 10-K for the fiscal year 2004; provided, such Severance Agreement shall  provide (or no later than December 31, 2007 be amended to provide), to the minimum extent necessary, such provisions as are required to satisfy Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

4.             Termination.  (a)  Death.  Upon the death of the Executive, this Agreement shall automatically terminate and the Executive’s executor, administrator or designated beneficiary shall be entitled to receive the Executive’s Base Salary which shall have accrued to the date of such death and any unpaid annual or long-term bonus earned for the completed year (or other performance period) prior to the Executive’s death.  The Company shall pay to the Executive’s executor or administrator of the Executive’s estate a lump sum cash amount equal to the Executive’s Base Salary, at the rate in effect at the date of such death, to which the Executive would have been entitled from the date of such death until the end of the Employment Period, reduced by the amount of any benefit paid under any individual or group life insurance policy maintained by the Company for the benefit of the Executive.

 (b)  Disability.  The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of her position, with reasonable accommodation, if relevant, required of her hereunder for a continuous period of 120 days or any 180 days within any 12-month period.  Upon such termination, the Executive or her legal representative shall be entitled to receive the Base Salary which shall have accrued to the date of termination and any unpaid annual or long-term bonus earned for the completed year (or other performance period) prior to the Executive’s termination, plus continuation of Base Salary, at the rate in effect at the date of such termination of employment, until the end of the Employment Period; provided, however, that the amount of any benefit payable under any disability insurance policy maintained by the Company for the benefit of the Executive shall be deducted from the payments of such Base Salary.  In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of an independent physician agreed to between the Executive and the Company specializing in the claimed area of incapacity or disability.  The Executive shall submit to appropriate medical examinations for purposes of such determination.

(c)  Cause.  (i)  The Company may at any time, at its option, terminate the Executive’s employment under this Agreement immediately for Cause (as hereinafter defined) by written notice of termination given to the Executive setting forth the basis for such termination.  A finding of Cause shall be made by the CEO.

(ii)  As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(A) any failure (other than by reason of physical or mental disability determined in accordance with Section 4(b) hereof) of the Executive to perform her material duties under this Agreement, including, without limitation, any refusal by the Executive to perform such duties or to perform such specific directives of the CEO which are consistent with the scope and nature of the Executive’s duties and responsibilities under this Agreement;

(B) any deliberate act of fraud, embezzlement or theft by the Executive in connection with her duties hereunder or in the course of her employment hereunder or the Executive’s admission or conviction of, or plea of nolo contendere to, a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(C) any gross negligence or deliberate, voluntary or intentional misconduct of the Executive resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries; or the performance by the Executive of any deliberate act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment which, after investigation, counsel to the Company reasonably concludes that the deliberate act occurred and that such act will result in liability being imposed on the Company and/or the Executive; the deliberate, voluntary or intentional material violation by the Executive of any of the Company’s material written policies and procedures; or the material violation by the Executive of the Aon Code of Business Conduct or the Aon Code of Ethics; or

(D) any breach by the Executive of any one or more of the covenants contained in Sections 6, 7 or 8 hereof.

(iii)  The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv)  If the Company terminates the Executive’s employment for Cause, as defined in Section 4(c)(ii)(B), (C) or (D), she shall be entitled to:

(A)  accrued Base Salary through the date of the termination of her employment; and

(B) other Employee Benefits to which the Executive is entitled upon her termination of employment with the Company, including regular and supplemental retirement and disability benefits, in accordance with the terms of the plans and programs of the Company.

(v)  If the Company terminates the Executive’s employment for Cause, as defined in Section 4(c)(ii)(A), she shall be entitled to:

(A)  the payments specified in Sections 4(c)(iv)(A) and (B); and

(B) the continuation of Base Salary, at the rate in effect on the date of such termination of employment, for a period of two years from the date of such termination of employment.

(d)  Termination Without Cause.  If, during the Employment Period, the Company terminates the employment of the Executive hereunder for any reason other than a reason set forth in Section 4(a), (b) or (c), the Company shall give the Executive no less than 365 days’ prior written notice of such termination and such notice shall specify the effective date of the Executive’s employment termination (the “Termination Date”), and:

(i)  For the period of time commencing with the date of the Company’s delivery of such notice of termination to the Executive (the “Notice Date”) and extending through the Termination Date: (w) the Company shall continue to pay the Executive’s Base Salary at the rate in effect on the Notice Date, (x) the Executive shall continue to be eligible for annual bonus(es) determined pursuant to the terms of the senior management incentive plan as in effect from time to time, (y) the Executive shall be entitled to continue to participate in all Employee Benefits, and paid time off for vacation and illness in accordance with Section 3(f) hereof, and (z) the Executive shall continue to vest and be eligible to earn all long-term incentive awards (including, without limitation, the awards granted pursuant to Sections 3(c), (d) and (e) hereof); and

(ii) Concurrent with the Termination Date, the Executive shall receive a lump sum cash payment equal to:  any accrued but unpaid Base Salary as of such date; any unpaid annual or long-term bonus earned for the completed year (or other performance period) prior to such date; and an amount equal to the Executive’s target full-year annual incentive award based on her Base Salary and target annual incentive award percentage (or value, as applicable) as determined under the senior management incentive plan in effect for the Bonus Year in which the Notice Date occurs; and

(iii)  For the period of time commencing with the Termination Date and extending through the Employment Period (without regard to the early termination of such period), provided that the Executive continues to abide by the provisions of Sections 6, 7 and 8 hereof, notwithstanding the expiration of any applicable period specified therein, the Company shall continue to pay the Executive an amount equal to Base Salary at the rate in effect on the Notice Date, payable semi-monthly in accordance with the Company’s executive payroll policy.

Notwithstanding the foregoing provisions of this Section 4(d), if any payment specified by this Section 4(d) would not be deductible by the Company for federal income tax purposes by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor statute (excluding Section 280G of the Code), in each case as in effect on the date hereof, such payment shall be deferred and the amount thereof (plus earnings thereon in accordance with the terms of such deferral) shall be paid to the Executive at the earliest time that such payment shall be deductible by the Company.

(e)  Voluntary Termination.  The Executive may voluntarily terminate her employment with the Company prior to the end of the Employment Period for any reason.  If the Executive voluntarily terminates her employment pursuant to this Section 4(e), the Executive shall give the Company 90 days’ prior written notice and shall be entitled to the payments specified by Sections 4(c)(iv)(A) and (B).

(f)  Termination for Good Reason. (i) Upon 30 days’ prior written notice to the Company, the Executive may voluntarily terminate her employment with the Company for Good Reason (as herein defined).  If the Executive voluntarily terminates employment pursuant to this Section 4(f), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Section 4(d).  For purposes of determining the amount and timing of the payments and benefits specified in Section 4(d) and payable pursuant to this Section 4(f), the date of the Executive’s delivery of notice of termination to the Company shall be deemed the “Notice Date” and the date specified in such notice as the Executive’s last day of employment with the Company shall be deemed the “Termination Date.”

(ii) As used in this Agreement, the term “Good Reason” shall mean during the Employment Period, without the written consent of the Executive, the following,

provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason:

(A)                                                        the assignment to the Executive of duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement;

(B)                                                          any failure by the Company to comply with the provisions of Section 3 hereof;

(C)                                                          any requirement by the Company that the Executive’s principal office be located more than 50 miles outside of the greater Chicago metropolitan area; or

(D)                                                         any other material breach by the Company of this Agreement.

Notwithstanding the foregoing provisions of this Section 4(f), if any payment specified by this Section 4(f) would not be deductible by the Company for federal income tax purposes by reason of Section 162(m) of the Code, or any similar or successor statute (excluding Section 280G of the Code), in each case as in effect on the date hereof, such payment shall be deferred and the amount thereof (plus earnings thereon in accordance with the terms of such deferral) shall be paid to the Executive at the earliest time that such payment shall be deductible by the Company.

5.             Federal and State Withholding.  The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

6.             Noncompetition; Nonsolicitation.  (a)  General.  The Executive acknowledges that in the course of her employment with the Company she has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that her services will be of special, unique and extraordinary value to the Company and its affiliates.

(b)  Noncompetition.  The Executive agrees that during the period of her employment with the Company and for a period of two years thereafter (the “Noncompetition Period”) she shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries as of the termination of the Executive’s employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(c)  Nonsolicitation.  The Executive further agrees that during the Noncompetition Period she shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever.

(d)  Exceptions.  Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)  Reformation.  If, at any time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 6.

(f)  Consideration; Breach.  The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof shall be made and provided in consideration of the Executive’s agreements contained in Section 6 hereof.  In the event that the Executive shall commit a material breach of any provision of Section 6 hereof, the Company shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof and upon such termination the Company shall have no further liability to the Executive under this Agreement.

7.             Confidentiality.  The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Executive’s duties under this Agreement.  Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which she may then possess or have under her control (together with all copies thereof); provided, the parties hereby acknowledge and agree that the Executive’s rolodex (or other tangible or electronic address book) shall be the Executive’s property.

8.             Inventions.  The Executive hereby assigns to the Company her entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by her during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries.  The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request.  The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

9.             Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 6, 7, or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that she will submit herself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 6, 7, 8 or 9 of this Agreement.

10.          Survival.  Sections 3, 4, 6, 7, 8, 9, 10 and 14 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

11.          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 11) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 11), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 11:

If to the Company, to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: President and Chief Executive Officer

with copies to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: General Counsel

If to the Executive, to the Executive’s home address as shown on the Company’s records.

12.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

14.          No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced (other than pursuant to Section 4(d)(iii) hereof, if applicable) whether or not the Executive obtains other employment.

15.          Successors and Assigns.  This Agreement shall be enforceable by the Executive and her heirs, executors, administrators and legal representatives, and by the Company  and its successors and assigns, and shall be binding on such successors and assigns.

16.          Headings; Inconsistency.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company or any other agreement between the Executive and the Company, the terms of this Agreement shall control.

17.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

18.          Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19.          Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AON CORPORATION

By:	/s/ Jeremy G.O. Farmer
Title:	Senior Vice President, Head of Global Human Resources

EXECUTIVE:

/s/ Christa Davies
Christa Davies